Exhibit 99.1

Deborah Friedman Joins Golden Minerals’ Board of Directors

GOLDEN, CO - /BUSINESS WIRE/ - December 13, 2021 – Golden Minerals Company (“Golden Minerals” or the “Company”) (NYSE American: AUMN and TSX: AUMN) announced today that Deborah Friedman has been appointed to serve on the Company’s board of directors, effective December 9, 2021. She will serve as a member of the Audit Committee and the Corporate Governance and Nominating Committee of the board of directors. Following Ms. Friedman’s appointment, the board is comprised of eight directors, seven of whom are independent as defined by the NYSE American.

Ms. Friedman is a retired partner currently serving as senior of counsel at Davis Graham and Stubbs, LLP (“DGS”), a law firm based in Denver, Colorado, where her practice has focused primarily on corporate finance, securities, corporate governance, and domestic and international mergers and acquisitions matters for both publicly traded and privately held companies, with specific expertise in the mining industry. She previously served as senior vice president, general counsel and corporate secretary for Golden Minerals between 2009 and 2015 under an arrangement whereby she split her time between Golden Minerals and DGS. From 2007 to 2009 Ms. Friedman served as senior vice president, general counsel and corporate secretary of Apex Silver Mines Limited, predecessor to Golden Minerals. Prior to DGS she spent 16 years working in varied positions in the legal departments of Cyprus Amax Minerals Company and AMAX Gold Inc. She has served on the board of directors of Vista Gold (NYSE American: VGZ and TSX: VGZ) since March 2019.

Ms. Friedman has received numerous accolades and recognition for her work, including being featured in the International Who’s Who of Mining Lawyers by Law Business Research Ltd., and The Best Lawyers in America©. Ms. Friedman holds a Bachelor of Arts Degree in History from the University of Illinois and a Juris Doctor Degree from the University of Michigan Law School.

Jeffrey Clevenger, Chairman of the Board of Directors for Golden Minerals, commented, “We enthusiastically welcome Deborah back to the Golden Minerals team and feel fortunate to have the benefit of her vast experience, notably as the Company moves forward into 2022 with the benefit of Rodeo cash flow and the potential for additional cash flow from Velardeña.”

About Golden Minerals

Golden Minerals is a growing gold and silver producer based in Golden, Colorado. The Company is primarily focused on producing gold and silver from its Rodeo Mine and advancing its Velardeña Properties in Mexico and, through partner funded exploration, its El Quevar silver property in Argentina, as well as acquiring and advancing selected mining properties in Mexico, Nevada and Argentina.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, and applicable Canadian securities legislation, including statements regarding future cash flows. These statements are subject to risks and uncertainties, including the overall impact of the COVID-19 pandemic, fluctuations in silver and gold prices, and declines in general economic conditions. Golden Minerals assumes no obligation to update this information. Additional risks relating to Golden Minerals may be found in the periodic and current reports filed with the SEC by Golden Minerals, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

GOLDEN MINERALS COMPANY

350 Indiana Street – Suite 650 – Golden, Colorado 80401 – Telephone (303) 839-5060

For additional information please visit http://www.goldenminerals.com/ or contact:

Golden Minerals Company

Karen Winkler, Director of Investor Relations

(303) 839-5060

SOURCE: Golden Minerals Company

GOLDEN MINERALS COMPANY

350 Indiana Street – Suite 650 – Golden, Colorado 80401 – Telephone (303) 839-5060